TEMPUR SEALY REPORTS THIRD QUARTER RESULTS
- Consolidated Net Sales Consistent to Prior Year Despite Challenged Macroeconomic Environment
- Improves Consolidated Gross Margins 2.7% to 44.9%
- Realizes Robust Cash Flow from Operations of $230 Million
- Declares Fourth Quarter Dividend of $0.11 Per Share

LEXINGTON, KY, November 2, 2023 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the third quarter ended September 30, 2023 and revised financial guidance for the full year 2023.

THIRD QUARTER 2023 FINANCIAL SUMMARY

•Total net sales decreased 0.5% to $1,277.1 million as compared to $1,283.3 million in the third quarter of 2022, with a decrease of 3.2% in the North America business segment and and increase of 12.3% in the International business segment. On a constant currency basis(1), total net sales decreased 1.7%, with a decrease of 3.5% in the North America business segment and an increase of 6.7% in the International business segment.
•Gross margin was 44.9% as compared to 42.2% in the third quarter of 2022. Adjusted gross margin(1) was 45.9% as compared to 42.5% in the third quarter of 2022.
•Operating income decreased 8.9% to $183.2 million as compared to $201.0 million in the third quarter of 2022. Adjusted operating income(1) increased 3.9% to $214.7 million as compared to $206.7 million in the third quarter of 2022.
•Net income decreased 14.6% to $113.3 million as compared to $132.7 million in the third quarter of 2022. Adjusted net income(1) decreased 0.7% to $136.8 million as compared to $137.8 million in the third quarter of 2022.
•Earnings per diluted share ("EPS") decreased 14.7% to $0.64 as compared to $0.75 in the third quarter of 2022. Adjusted EPS(1) decreased 1.3% to $0.77 as compared to $0.78 in the third quarter of 2022.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change
	September 30, 2023	September 30, 2022
Net sales	$1,277.1	$1,283.3	(0.5)%
Net income	$113.3	$132.7	(14.6)%
Adjusted net income (1)	$136.8	$137.8	(0.7)%
EPS	$0.64	$0.75	(14.7)%
Adjusted EPS (1)	$0.77	$0.78	(1.3)%

Company Chairman and CEO Scott Thompson commented, "We realized robust third quarter operating cash flows and expanding gross margins while our sales and earnings were solid against a challenged operating environment. We believe the Company outperformed the broader bedding market. This outperformance and double-digit growth in international sales partially mitigated a challenged U.S. bedding market, which was softer than anticipated in the quarter.

"Similar to the second quarter, we demonstrated the strength of our business model and its ability to produce reasonable returns, even in a less robust market. Improvements in operations and supply contracts, combined with the impact of consumer-specific strategies drove significant gross margin expansion, positioning the Company well for the future.

"Regarding the pending Mattress Firm transaction, we continue to expect to formally respond to the Federal Trade Commission's second request in the fourth quarter and to close the transaction in mid to late 2024. I am pleased to share that Tempur Sealy and Mattress Firm continue to make joint progress in synergies planning. In addition, Tempur Sealy has signed post-closing supply agreements with numerous companies providing Mattress Firm with access to certain consumer-desired products, solidifying important supplier relationships ahead of the expected close. Additional discussions regarding supplier relationships are ongoing."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales decreased 3.2% to $1,023.7 million as compared to $1,057.7 million in the third quarter of 2022. On a constant currency basis(1), North America net sales decreased 3.5% as compared to the third quarter of 2022. Gross margin was 42.0% as compared to 39.8% in the third quarter of 2022. Adjusted gross margin(1) was 43.2% as compared to 40.2% in the third quarter of 2022. Operating margin was 19.1% as compared to 19.4% in the third quarter of 2022. Adjusted operating margin(1) was 20.3% as compared to 19.8% in the third quarter of 2022.

North America net sales through the wholesale channel decreased $33.0 million, or 3.6%, to $885.1 million as compared to the third quarter of 2022, primarily driven by macroeconomic pressures impacting U.S. consumer behavior. North America net sales through the direct channel decreased $1.0 million, or 0.7%, to $138.6 million as compared to the third quarter of 2022.

North America adjusted gross margin(1) improved 300 basis points as compared to the third quarter of 2022. The improvement was primarily driven by normalizing commodity costs, partially offset by expense deleverage, net of operational efficiencies. North America adjusted operating margin(1) improved 50 basis points as compared to the third quarter of 2022. The improvement was primarily driven by the improvement in gross margin, partially offset by operating expense deleverage to support growth initiatives.

International net sales increased 12.3% to $253.4 million as compared to $225.6 million in the third quarter of 2022. On a constant currency basis(1), International net sales increased 6.7% as compared to the third quarter of 2022. Gross margin was 56.6% as compared to 53.4% in the third quarter of 2022. Operating margin was 15.8% as compared to 14.5% in the third quarter of 2022. Adjusted operating margin(1) was 16.2% as compared to 14.7% in the third quarter of 2022.

International net sales through the wholesale channel increased $4.4 million, or 5.2%, to $89.5 million as compared to the third quarter of 2022. International net sales through the direct channel increased $23.4 million, or 16.7%, to $163.9 million as compared to the third quarter of 2022.

International gross margin improved 320 basis points as compared to the third quarter of 2022. The improvement was primarily driven by normalizing commodity costs, favorable mix and expense leverage. International adjusted operating margin(1) improved 150 basis points as compared to the third quarter of 2022. The improvement was primarily driven by the improvement in gross margin, partially offset by operating expense deleverage to support product launch initiatives.

Corporate operating expense increased to $52.3 million as compared to $36.6 million in the third quarter of 2022, primarily driven by transaction costs of $15.7 million related to the pending acquisition of Mattress Firm. Corporate adjusted operating expense(1) was $34.2 million as compared to $36.0 million in the third quarter of 2022.

Consolidated net income decreased 14.6% to $113.3 million as compared to $132.7 million in the third quarter of 2022. Adjusted net income(1) decreased 0.7% to $136.8 million as compared to $137.8 million in the third quarter of 2022. EPS decreased 14.7% to $0.64 as compared to $0.75 in the third quarter of 2022. Adjusted EPS(1) decreased 1.3% to $0.77 as compared to $0.78 in the third quarter of 2022.

The Company ended the third quarter of 2023 with total debt of $2.6 billion and consolidated indebtedness less netted cash(1) of $2.5 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.89 times for the trailing twelve months ended September 30, 2023.

Additionally, today the Company announced that its Board of Directors declared a quarterly cash dividend of $0.11 per share, payable on December 4, 2023, to shareholders of record at the close of business on November 16, 2023.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Cybersecurity Event

As previously disclosed, the Company identified a cybersecurity event on July 23, 2023, involving certain of the Company's information technology ("IT") systems. The Company incurred $13.5 million of costs in connection with this event primarily consisting of $9.6 million of manufacturing and network disruption costs incurred to ensure business continuity and $3.9 million primarily related to professional fees incurred for incident response, containment measures and stabilization of the Company's information systems. Following the forensic investigation, the Company concluded there was no material impact to its financial results in the third quarter of 2023.

Financial Guidance

For the full year 2023, the Company revised its expectations to an adjusted EPS(1) range of $2.30 to $2.50. This contemplates the Company's current outlook that 2023 sales will be consistent versus prior year.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control. The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2023.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, November 2, 2023, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the announced Mattress Firm acquisition, the Company's expected quarterly results, full year guidance and outperformance relative to the broader industry, the Company's quarterly cash dividend, the Company's expectations regarding geopolitical events including the war in Ukraine, the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2023 and subsequent periods and the Company's expectations for increasing sales and adjusted EPS growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our over 700 Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Chg %	September 30,		Chg %
	2023	2022		2023	2022
Net sales	$1,277.1	$1,283.3	(0.5)%	$3,754.9	$3,733.8	0.6%
Cost of sales	703.4	742.2		2,139.0	2,173.4
Gross profit	573.7	541.1	6.0%	1,615.9	1,560.4	3.6%
Selling and marketing expenses	272.9	248.3		799.8	744.7
General, administrative and other expenses	122.2	96.7		344.2	296.6
Equity income in earnings of unconsolidated affiliates	(4.6)	(4.9)		(13.4)	(14.4)
Operating income	183.2	201.0	(8.9)%	485.3	533.5	(9.0)%

Other expense, net:
Interest expense, net	32.6	26.8		99.0	71.4
Other income, net	(0.1)	(0.9)		(0.2)	(1.5)
Total other expense, net	32.5	25.9		98.8	69.9

Income from continuing operations before income taxes	150.7	175.1	(13.9)%	386.5	463.6	(16.6)%
Income tax provision	(36.8)	(41.1)		(93.5)	(107.5)
Income from continuing operations	113.9	134.0	(15.0)%	293.0	356.1	(17.7)%
Loss from discontinued operations, net of tax	—	(0.8)		—	(0.8)
Net income before non-controlling interest	113.9	133.2	(14.5)%	293.0	355.3	(17.5)%
Less: Net income attributable to non-controlling interest	0.6	0.5		2.0	1.3
Net income attributable to Tempur Sealy International, Inc.	$113.3	$132.7	(14.6)%	$291.0	$354.0	(17.8)%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.66	$0.78		$1.69	$2.01
Loss per share for discontinued operations	—	(0.01)		—	—
Earnings per share	$0.66	$0.77	(14.3)%	$1.69	$2.01	(15.9)%

Diluted
Earnings per share for continuing operations	$0.64	$0.75		$1.64	$1.95
Loss per share for discontinued operations	—	—		—	—
Earnings per share	$0.64	$0.75	(14.7)%	$1.64	$1.95	(15.9)%

Weighted average common shares outstanding:
Basic	172.2	171.9		172.1	176.2
Diluted	177.6	177.0		177.0	181.5

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2023	December 31, 2022
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$91.6	$69.4
Accounts receivable, net	525.8	422.6
Inventories	485.5	555.0
Prepaid expenses and other current assets	144.8	148.2
Total Current Assets	1,247.7	1,195.2
Property, plant and equipment, net	849.4	791.1
Goodwill	1,064.8	1,062.3
Other intangible assets, net	709.4	715.8
Operating lease right-of-use assets	585.5	506.8
Deferred income taxes	12.7	11.3
Other non-current assets	76.6	77.3
Total Assets	$4,546.1	$4,359.8

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$361.7	$359.8
Accrued expenses and other current liabilities	502.9	432.7
Short-term operating lease obligations	112.7	105.5
Current portion of long-term debt	70.0	70.4
Income taxes payable	11.6	12.8
Total Current Liabilities	1,058.9	981.2
Long-term debt, net	2,538.5	2,739.9
Long-term operating lease obligations	527.8	453.5
Deferred income taxes	116.1	114.0
Other non-current liabilities	81.1	83.5
Total Liabilities	4,322.4	4,372.1

Redeemable non-controlling interest	9.6	9.8

Total Stockholders' Equity (Deficit)	214.1	(22.1)
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity (Deficit)	$4,546.1	$4,359.8

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interest	$293.0	$355.3
Loss from discontinued operations, net of tax	—	0.8
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	99.6	93.3
Amortization of stock-based compensation	35.9	39.1
Amortization of deferred financing costs	2.9	2.9
Bad debt expense	7.1	5.2
Deferred income taxes	0.5	(9.9)
Dividends received from unconsolidated affiliates	18.1	20.8
Equity income in earnings of unconsolidated affiliates	(13.4)	(14.4)
Foreign currency adjustments and other	(1.9)	(1.6)
Changes in operating assets and liabilities	37.4	(208.0)
Net cash provided by operating activities from continuing operations	479.2	283.5

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(153.3)	(216.0)
Other	0.5	(8.8)
Net cash used in investing activities from continuing operations	(152.8)	(224.8)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	1,491.5	1,904.3
Repayments of borrowings under long-term debt obligations	(1,689.9)	(1,435.5)
Proceeds from exercise of stock options	2.8	0.3
Treasury stock repurchased	(36.0)	(637.2)
Dividends paid	(58.8)	(53.4)
Repayments of finance lease obligations and other	(12.8)	(12.6)
Net cash used in financing activities from continuing operations	(303.2)	(234.1)

Net cash provided by (used in) continuing operations	23.2	(175.4)

Net operating cash flows used in discontinued operations	—	(0.8)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1.0)	(30.4)
Increase (decrease) in cash and cash equivalents	22.2	(206.6)
CASH AND CASH EQUIVALENTS, beginning of period	69.4	300.7
CASH AND CASH EQUIVALENTS, end of period	$91.6	$94.1

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended September 30, 2023 and 2022:

	Three Months Ended September 30,
(in millions)	Consolidated		North America		International
	2023	2022	2023	2022	2023	2022
Wholesale (a)	$974.6	$1,003.2	$885.1	$918.1	$89.5	$85.1
Direct (b)	302.5	280.1	138.6	139.6	163.9	140.5
	$1,277.1	$1,283.3	$1,023.7	$1,057.7	$253.4	$225.6

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, EBITDA, adjusted EBITDA, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis," which is a non-GAAP financial measure. These references to constant currency do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended September 30, 2023 and 2022:

	Three Months Ended
(in millions, except per share amounts)	September 30, 2023	September 30, 2022
Net income	$113.3	$132.7
Transaction costs (1)	15.7	—
Cybersecurity event (2)	13.5	—
Operational start-up costs (3)	2.3	1.8
ERP system transition (4)	—	2.7
Restructuring costs (5)	—	1.2
Loss from discontinued operations, net of tax (6)	—	0.8
Adjusted income tax provision (7)	(8.0)	(1.4)
Adjusted net income	$136.8	$137.8

Adjusted earnings per common share, diluted	$0.77	$0.78

Diluted shares outstanding	177.6	177.0

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended September 30, 2023:

	3Q 2023
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,277.1		$1,023.7		$253.4		$—

Gross profit	$573.7	44.9%	$430.4	42.0%	$143.3	56.6%	$—
Adjustments:
Cybersecurity event (2)	9.6		9.6		—		—
Operational start-up costs (3)	2.3		2.3		—		—
Total adjustments	11.9		11.9		—		—

Adjusted gross profit	$585.6	45.9%	$442.3	43.2%	$143.3	56.6%	$—

Operating income (expense)	$183.2	14.3%	$195.5	19.1%	$40.0	15.8%	$(52.3)
Adjustments:
Transaction costs (1)	15.7		—		—		15.7
Cybersecurity event (2)	13.5		10.0		1.1		2.4
Operational start-up costs (3)	2.3		2.3		—		—
Total adjustments	31.5		12.3		1.1		18.1

Adjusted operating income (expense)	$214.7	16.8%	$207.8	20.3%	$41.1	16.2%	$(34.2)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended September 30, 2022:

	3Q 2022
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,283.3		$1,057.7		$225.6		$—

Gross profit	$541.1	42.2%	$420.7	39.8%	$120.4	53.4%	$—
Adjustments:
ERP system transition (4)	2.3		2.3		—		—
Operational start-up costs (3)	1.7		1.7		—		—
Total adjustments	4.0		4.0		—		—

Adjusted gross profit	$545.1	42.5%	$424.7	40.2%	$120.4	53.4%	$—

Operating income (expense)	$201.0	15.7%	$205.0	19.4%	$32.6	14.5%	$(36.6)
Adjustments:
ERP system transition (4)	2.7		2.7		—		—
Operational start-up costs (3)	1.8		1.8		—		—
Restructuring costs (5)	1.2		—		0.6		0.6
Total adjustments	5.7		4.5		0.6		0.6

Adjusted operating income (expense)	$206.7	16.1%	$209.5	19.8%	$33.2	14.7%	$(36.0)

Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended September 30, 2023 and 2022:

	Three Months Ended
(in millions)	September 30, 2023	September 30, 2022
Net income	$113.3	$132.7
Interest expense, net	32.6	26.8
Income taxes	36.8	41.1
Depreciation and amortization	45.5	44.8
EBITDA	$228.2	$245.4
Adjustments:
Transaction costs (1)	15.7	—
Cybersecurity event (2)	13.5	—
Operational start-up costs (3)	2.3	1.8
ERP system transition (4)	—	2.7
Restructuring costs (5)	—	1.2
Loss from discontinued operations, net of tax (6)	—	0.8
Adjusted EBITDA	$259.7	$251.9
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended September 30, 2023:

Trailing Twelve Months Ended
(in millions)	September 30, 2023
Net income	$392.7
Interest expense, net	130.6
Income tax provision	105.0
Depreciation and amortization	185.0
EBITDA	$813.3
Adjustments:
Transaction costs (1)	31.5
Cybersecurity event (2)	13.5
Operational start-up costs (3)	8.0
ERP system transition (4)	6.6
Restructuring costs (5)	4.7
Adjusted EBITDA	$877.6

Consolidated indebtedness less netted cash	$2,534.7

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	2.89 times

On October 10, 2023, the Company entered into the 2023 Credit Agreement with a syndicate of banks, replacing the 2019 Credit Agreement. Under the 2023 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended September 30, 2023, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under either the 2019 Credit Agreement or the 2023 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA is 2.89 times for the trailing twelve months ended September 30, 2023. The 2023 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of September 30, 2023. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2023 Credit Agreement for purposes of certain financial covenants.

(in millions)	September 30, 2023
Total debt, net	$2,608.5
Plus: Deferred financing costs (8)	17.8
Consolidated indebtedness	2,626.3
Less: Netted cash (9)	91.6
Consolidated indebtedness less netted cash	$2,534.7

Please refer to Footnotes at the end of this release.

Footnotes:

(1)	In the third quarter of 2023, the Company recorded $15.7 million of transaction costs, primarily related to legal and professional fees associated with the pending acquisition of Mattress Firm. In the trailing twelve months ended September 30, 2023, the Company recognized $31.5 million of transaction costs associated with the pending acquisition of Mattress Firm.
(2)	In the third quarter of 2023, the Company recorded $13.5 million of costs associated with the cybersecurity event identified on July 23, 2023. Cost of sales included $9.6 million of manufacturing and network disruption costs incurred to ensure business continuity. Operating expenses included $3.9 million, primarily related to professional fees incurred for incident response, containment measures and stabilization of the Company's information systems.
(3)	In the third quarter of 2023, the Company recorded $2.3 million of operational start-up costs in cost of sales for the capacity expansion of its manufacturing and distribution facilities in the U.S., which include personnel and facility related costs. In the third quarter of 2022, the Company recorded $1.8 million of operational start-up costs, primarily in cost of sales. In the trailing twelve months ended September 30, 2023, the Company recognized $8.0 million of operational start-up costs.
(4)
In the third quarter of 2022, the Company recorded $2.7 million of charges related to the transition of its ERP system. Cost of sales included $2.3 million of manufacturing facility ERP system transition costs, including labor, logistics, training and travel. Operating expenses included $0.4 million, primarily related to professional fees. In the trailing twelve months ended September 30, 2023, the Company recognized $6.6 million of charges related to the transition of its ERP system.

(5)
In the third quarter of 2022, the Company recorded $1.2 million of restructuring costs primarily associated with headcount reductions. In the trailing twelve months ended September 30, 2023, the Company recognized $4.7 million of restructuring costs.

(6)	Certain subsidiaries in the International business segment were accounted for as discontinued operations and had been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries were excluded from the Company's adjusted financial measures for covenant compliance purposes.
(7)	Adjusted income tax provision represents the tax effects associated with the aforementioned items.
(8)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(9)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2023 Credit Agreement.